Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Diageo plc:

We consent to the incorporation by reference in the registration statements listed below of Diageo plc of our reports dated 26 August 2009, with respect to the consolidated balance sheets of Diageo plc as of 30 June 2009 and 2008, and the related consolidated income statements, consolidated statements of recognised income and expense and consolidated cash flow statements for each of the years in the three-year period ended 30 June 2009 and the effectiveness of internal control over financial reporting as of 30 June 2009, which reports appear in the 30 June 2009 annual report on Form 20-F of Diageo plc.

Registration Statement on Form F-3 (File Nos. 333-110804, 333-132732, and 333-153488);

Registration Statement on Form S-8 (File No. 333-153481); and

Registration Statement on Form S-8 (File No. 333-154338);

KPMG Audit Plc

London, England

11 September 2009